PRESS RELEASE

MEASUREMENT SPECIALTIES CLOSES
ACQUISITION OF MWS SENSORIK GMBH

FAIRFIELD, N.J., Jan. 12 /PRNewswire-FirstCall/ -- Measurement Specialties, Inc. [MSS], a designer and manufacturer of sensors and sensor-based consumer
 ---
products, announced today it has closed its acquisition of MWS Sensorik GmbH as announced on December 14, 2004 for euro 900,000 (euro 650,000 at close and euro 250,000 in deferred payments), or approximately $1.2 million. The transaction is effective as of December 31, 2004.

MWS (http://www.mws-sensorik.de/), based in Pfaffenhofen, Germany, integrates
     ---------------------------
and distributes accelerometers and other sensors, sold primarily to the automotive crash test market. MWS has historically used MSI's silicon micromachined accelerometer as their die for piezoresistive sensors. MWS sells its products to a wide variety of end-users, including Audi, BMW, Mercedes and Daimler-Chrysler, among others.

About MSI. Measurement Specialties, Inc. designs and manufactures sensors and sensor-based consumer products. The Sensor division, also known as MSI Sensors, produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, tilt, flow and distance. MSI Sensors uses multiple advanced technologies -- including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges -- to engineer sensors that operate precisely and cost effectively. The Consumer division produces OEM bathroom scales, Accutire(R) brand tire pressure gauges and other products.

Company Contact: Frank Guidone, CEO, (757) 766-4400

Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878

Measurement Specialties, Inc.

CONTACT: Frank Guidone, CEO of Measurement Specialties, Inc.,
+1-757-766-4400; Investor: Aimee Boutcher or Daniel Boutcher, both of Boutcher & Boutcher, +1-973-239-2878, for Measurement Specialties, Inc.

Web site: http://www.mws-sensorik.de/
          ---------------------------